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                                                                      EXHIBIT 12

                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                             Six Months Ended June 30,
                                              2001              2000
(Dollars in Thousands)                       -------          -------
  Earnings:
     Pre-Tax Income                           32,872           62,623
     Add: Fixed Charges                       16,606           12,559
     Less: Interest Capitalization              (165)            (197)
                                             -------          -------

                  Total Earnings              49,313           74,985
                                             =======          =======

  Fixed Charges:
     Interest Expense                         15,279           11,334
     Interest Capitalization                     165              197
     Interest Portion of Rental Expense        1,162            1,029
                                             -------          -------

               Total Fixed Charges            16,606           12,560
                                             =======          =======

                  Total Earnings              49,313           74,985

  Divided By:
               Total Fixed Charges            16,606           12,560
                                             -------          -------

                      Ratio                     2.97             5.97


Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation.


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